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                                                Filed Pursuant to Rule 424(b)(3)
                                                 Registration File No. 333-94221

Pricing Supplement No. 1 dated January 31, 2000
(To Prospectus Supplement dated January 27, 2000 and Prospectus dated January 24, 2000)

                               CENTEX CORPORATION

                       Senior Medium-Term Notes, Series C
                               Floating Rate Notes


Principal Amount:                                                   $15,000,000

CUSIP No.:                                                          15231E AL 2

Type:                                                     Regular Floating Rate

Interest Rate Basis:                                              3 month LIBOR

Designated LIBOR Page:                                            Telerate 3750

Initial Interest Rate:                                                    6.64%

Original Issue Date:                                           February 3, 2000

Stated Maturity:                                                 August 3, 2001

Price to Public (Issue Price per
$1,000 Principal Amount):                                               100.00%

Agent's Discount or Commission:                                         $30,000

Net Proceeds to Centex:                                             $14,970,000

Spread:                                                         55 Basis Points

Interest Rate Reset Period:                                           Quarterly

Interest Reset Dates:                         Two London Business days prior to
                                                     each Interest Payment Date

Interest Payment Dates:                                        May 3, August 3,
                                                         November 3, February 3
                                                       (commencing May 3, 2000)

         This Pricing Supplement relates to the original issuance and sale by Centex Corporation of the $15,000,000 Senior Medium-Term Notes, Series C (the "Notes"), described herein through Banc One Capital Markets, Inc., as agent. It is expected that delivery of the Notes will be made against payment therefor on or about February 3, 2000.

         We may issue Senior Medium-Term Notes, Series C, and Subordinated Medium-Term Notes, Series C, under Registration Statement No. 333-94221 in a principal amount of up to $400,000,000 in gross proceeds and, to date, including this offering, an aggregate of $15,000,000 has been issued.